EXHIBIT 99.5

INDIAN RIVER POWER LLC

Unaudited Financial Statements
At March 31, 2005 and December 31, 2004
and for the Three Months Ended March 31, 2005
and for the Three Months Ended March 31, 2004

INDIAN RIVER POWER LLC

INDIAN RIVER POWER LLC

BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
	(In thousands)
ASSETS
Current assets
Accounts receivable	$—	$1,160
Accounts receivable — affiliates	14,908	6,330
Inventory	18,595	16,320
Prepayments and other current assets	1,046	1,510

Total current assets	34,549	25,320
Property, Plant and Equipment
In service	403,101	398,356
Under construction	1,263	5,279

Total property, plant and equipment	404,364	403,635
Less accumulated depreciation	(23,188)	(18,538)

Net property, plant and equipment	381,176	385,097

Other Assets
Intangible assets, net of accumulated amortization of $3,586 and $2,913, respectively	50,653	51,325
Other assets	6,772	6,738

Total other assets	57,425	58,063
Total Assets	$473,150	$468,480

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities
Accounts payable — trade	$17	$4
Accrued expenses	177	125

Total current liabilities	194	129

Other Liabilities
Deferred income tax	24,014	22,160
Other long-term obligations	4,600	4,531

Total non-current liabilities	28,614	26,691
Total Liabilities	28,808	26,820

Member’s equity	444,342	441,660

Total liabilities and Member’s Equity	$473,150	$468,480

The accompanying notes are an integral part of these financial statements.

INDIAN RIVER POWER LLC

STATEMENTS OF OPERATIONS
(Unaudited)

	Three months	Three months
	Ended	Ended
	March 31,	March 31,
	2005	2004
	(In thousands)
Operating Revenues
Revenues	$52,312	$41,557
Operating Costs and Expenses
Operating costs	42,409	28,366
Depreciation	4,651	4,401
General and administrative expenses	765	1,618

Income from operations	4,487	7,172
Other income, net	49	40

Income before income taxes	4,536	7,212
Income tax expense	1,854	2,947

Net income	$2,682	$4,265

The accompanying notes are an integral part of these financial statements.

INDIAN RIVER POWER LLC

STATEMENTS OF MEMBER’S EQUITY
Three Months Ended March 31, 2005 and March 31, 2004

			Member	Accumulated	Total
	Member		Contributions/	Net Income	Member’s
	Units	Amount	Distributions	(Loss)	Equity
	(In thousands except units)
Balances at December 31, 2003 (audited)	1,000	$1	$396,291	$(1,562)	$394,730
Net income	—	—	—	4,265	4,265

Balances at March 31, 2004 (unaudited)	1,000	$1	$396,291	$2,703	$398,995

Balances at December 31, 2004 (audited)	1,000	$1	$433,134	$8,525	$441,660
Net income	—	—	—	2,682	2,682

Balances at March 31, 2005 (unaudited)	1,000	$1	$433,134	$11,207	$444,342

The accompanying notes are an integral part of these financial statements.

INDIAN RIVER POWER LLC

STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
	(In thousands)
Cash flows from operating activities
Net income	$2,682	$4,265
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	4,651	4,401
Amortization of intangibles	672	1,112
Loss on disposal of assets	14	—
Deferred income taxes	1,854	2,947
Changes in assets and liabilities
Accounts receivable	1,160	—
Accounts receivable — affiliates	(8,578)	—
Inventory	(2,275)	1,186
Prepayments and other current assets	464	265
Other assets	(34)	(14)
Accounts payable — trade	13	8
Accounts payable — affiliates	—	(14,095)
Accrued liabilities	52	—
Other non current liabilities	69	68
Changes in other assets and liabilities	—	5

Net cash provided by operating activities	744	148

Cash flows from investing activities
Capital expenditures	(744)	(148)

Net cash used in investing activities	(744)	(148)

Cash flows from financing activities
Net cash provided by (used in) financing activities	—	—

Net change in cash and cash equivalents	—	—
Cash and cash equivalents
Beginning of period	—	—

End of period	$—	$—

The accompanying notes are an integral part of these financial statements.

INDIAN RIVER POWER LLC

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 1 — General

     Indian River Power LLC, or the Company, is an indirect wholly owned subsidiary of NRG Energy, Inc., or NRG Energy. NRG Mid Atlantic Generating LLC, or Mid Atlantic Gen, owns 100% of the Company. Mid Atlantic Gen is a wholly owned subsidiary of NRG Energy.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

     The accompanying unaudited interim financial statements have been prepared in accordance with the Securities and Exchange Commission’s regulations for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The accounting policies we follow are set forth in Note 2 of the company’s annual financial statements for the year ended December 31, 2004, as filed by NRG Energy, Inc. on Form 8-K on June 15, 2005. The following notes should be read in conjunction with such policies and other disclosures in those financial statements. Interim results are not necessarily indicative of results for a full year.

     In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all material adjustments (consisting of normal, recurring accruals) necessary to present fairly our consolidated financial position as of March 31, 2005, the results of our operations, cash flows and member’s equity for the three months ended March 31, 2005 and March 31, 2004. Certain prior-year amounts have been reclassified for comparative purposes.

Accounting Estimates

     Management of the Company is required to make certain estimates and assumptions during the preparation of the financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

Note 3 — Commitments and Contingencies

 Environmental Matters

     Indian River Power LLC is responsible for the costs associated with closure, post-closure care and monitoring of the ash landfill owned and operated by the Company on the site of the Indian River Generating Station. No material liabilities outside such costs are expected. In accordance with certain regulations established by the Delaware Department of Natural Resources and Environmental Control, the Company has established a fully funded trust fund to provide for financial assurance for the closure and post-closure related costs in the amount of $6.8 million. The amounts contained in this fund will be dispersed as authorized by the Delaware Department of Natural Resources and Environmental Control. This amount is recorded in other noncurrent assets on the balance sheets.

     The Company estimates that it will incur capital expenditures of approximately $25 million during the years 2005 through 2010 related to addressing certain environmental matters at the Indian River Generating Station. These matters include the expected closure of the existing ash landfill, the construction of a new ash landfill nearby, the addition of controls to reduce NOx emissions, fuel yard modifications and electrostatic precipitator refurbishments to reduce opacity.

Note 4 — Guarantees

INDIAN RIVER POWER LLC

     In November 2002, the FASB issued FASB Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In connection with push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of the guarantees.

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligations of the Company was reduced from $1,725.0 million to $1,350.0 million.

Note 5 — Regulatory Issues

     On January 25, 2005, FERC issued an order approving the Pennsylvania, Jersey, Maryland Interconnection, or PJM, proposal to increase the compensation for generators which are located in load pockets and are mitigated at least 80% of their running time. Specifically, when the generators would be subject to mitigation, the generator would have the option of recovering their variable costs plus $40 or a negotiated rate with PJM, based on the facility’s going forward costs. If the generator declines both options, it could file for an alternative rate with FERC. The revisions to the cost capping rule could impact the revenues earned by several of the Company’s facilities. In the order, FERC also substantially revised the exemption facilities built after 1996 had from the capping mitigation rule. Under the order the exemption for facilities located in original PJM territory now applies only if the facility was constructed after April 1, 1999. If construction of the facility began after September 30 2003, the exemption would not apply.

Note 6 — Income Taxes

     The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions, as of the earliest period presented, as if the Company had prepared separate filings. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries nor has it historically pushed down or allocated income taxes to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent.

     In assessing the realizeability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of taxable income in future periods. Management considers both positive and negative evidence, projected operating income and capital gains, and available tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

     For the period ended March 31, 2005, the company utilized $7.6 million of US net operating loss carryforwards of $49.6 million. There is a net operating loss carryforward of $42.0 million available at March 31, 2005 which will expire by 2023 if unutilized.

     The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Three Months		Three Months
	Ended March 31,		Ended March 31,
	2005		2004
	Amount	Rate	Amount	Rate
		(In thousands)
Income before taxes	$4,536		$7,212

Tax at 35%	1,588	35.0%	2,524	35.0%
State taxes (net of federal benefit)	266	5.9%	423	5.8%

Income tax expense	$1,854	40.9%	$2,947	40.8%

INDIAN RIVER POWER LLC

Note 7 — Related Party Transactions

     Effective January 1, 2005, Corporate charges for allocated overhead was discontinued. For fiscal year 2005 and future years, General and administrative expenses will consist of the Company’s expenses only. For the three months ended March 31, 2004, Corporate overhead charges included in General and administrative expenses totaled $0.8 million. The amounts paid during the three months ended March 31, 2004 reflect an overall increase in corporate level general and administrative expenses. Corporate general, administrative and development expense increased during the three months ended March 31, 2004 due to higher legal fees and increased consulting costs due to NRG Energy’s Sarbanes-Oxley implementation. The method of allocating these costs remained the same from the prior years.

     For the three months ended March 31, 2005 and 2004, the Company recorded operating and maintenance costs billed from NRG Operating Services of $9.5 million and $7.9 million, respectively.

     At March 31, 2005 and December 31, 2004, the Company had an accounts receivable affiliate balance of $14.9 and $6.3 million, respectively. These balances are settled on a periodic basis and are due to or from multiple entities which are wholly owned subsidiaries of NRG Energy Inc., the parent company of NRG Mid Atlantic Generating LLC. NRG Mid Atlantic Generating LLC is the parent company of Indian River Power LLC.